advisory agreement

THIS ADVISORY AGREEMENT (“Agreement”) is made and entered into on this 4th day of April 2016, by and between HFG Capital Investments, LLC, a Texas limited liability company (“HFG”) and Water Now, Inc., a Texas corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to engage HFG to provide, during the Authorization Period, the advisory and consulting services specifically enumerated below related to the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged.

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.                  Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company’s advisor during the term of this Agreement. The Company acknowledges that HFG shall have the right, at its own expense, to engage third parties to assist it in its efforts to satisfy its obligations hereunder. Except as otherwise provided for herein, HFG shall not be responsible for any costs of services of any other third parties (including but not limited to legal counsel or other financial advisors) retained directly by the Company, its management and/or shareholders. In its capacity as an advisor to the Company, HFG is hereby agrees to:

A.	Going Public Transaction

Assist the Company in effecting a going public transaction (a “Going Public Transaction”) by acquiring a shareholder base (the “Shareholders”) necessary to qualify for listing on the OTC Marketplace and thereafter on either the NASDAQ Stock Market or the NYSE/AMEX Exchange. To acquire the Shareholders the Company will act as a “successor to the debtor” as contemplated by the confirmed Chapter 11 plan of bankruptcy of VICTORY MEDICAL CENTER MID-CITIES, LP, Case No. 15-42373-rfn in the United States Bankruptcy Court, Northern District of Texas, Fort Worth Division (the “Plan”) and will issue shares of its common stock to the Shareholders in satisfaction of their claims under the Plan. The issuance will be exempt from registration under Section 5 of the Securities Act of 1933, as amended, as the distribution to the Shareholders shall be effectuated pursuant to Section 1145 of the United States Bankruptcy Code. It is anticipated that the Going Public Transaction shall be completed on or before August 1, 2016. In the event that the Company is unable to effect a Going Public Transaction with an entity covered by the Plan, HFG shall provide a vehicle necessary to effect a Going Public Transaction in a fashion described above or via a combination with an existing public company.

As a result of the Going Public Transaction, the Shareholders, including HFG, shall collectively own 900,000 shares of the Company’s issued and outstanding common capital stock, which amount shall represent three percent (3%) of the Company’s anticipated issued and outstanding shares at the time of issuance.

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B.	Post Transaction Period

Upon consummation of the Going Public Transaction, and until the end of the Authorization Period (as defined in Section 3, below) HFG shall:

(i)                  identify a law firm that shall prepare a registration statement on Form 10 so as to register the Company’s common stock under Section 12 of the Securities Exchange Act of 1934, as amended. HFG shall be responsible for the payment of all legal fees associated with the preparation, filing and clearing of all comments related to such registration statement. Edgarization and non-legal expenses shall be borne by the Company;

(ii)                identify and help negotiate the retention of a PCAOB registered firm to act as the Company’s independent audit firm;

(iii)              introduce registered broker/dealer that will file the Form 211 Application with FINRA so as to allow the Company’s common stock to be eligible for trading on the OTC Marketplace. HFG shall assist the Company in providing the information necessary to prepare and file the Form 211 Application.

(iv)               assist in developing and implementing the Company’s investor relations efforts. The Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by the Company will be the sole responsibility of the Company;

(v)                identify candidates to serve as independent members of the Company’s Board of Directors;

(vi)               assist in the engagement of Securities Transfer Corporation as the Company’s transfer agent and registrar;

(vii)             at the appropriate time, provide assistance and guidance in the preparation and assembly of application materials for the listing of the Company’s common stock on either the NASDAQ or NYSE/AMEX stock markets; and

(viii)           provide the Company with such additional advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.

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2.                  Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined, in Section 3, below). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of the Company.

In addition, except in the event of an act constituting either negligence, willful misconduct or gross negligence on the part of HFG, the Company agrees that it will not hold HFG responsible in the event that the Going Public Transaction is not consummated, nor shall it hold HFG liable for any damages suffered by the Company, its managers and/or shareholders as a result of the Company’s inability to consummate the Going Public Transaction. It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein.

3.                  Authorization Period. HFG’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on 12 months from the Effective Date. This Agreement shall also terminate immediately upon the decision of a party not to move forward with the Going Public Transaction.

4.                  Fees and Expenses. In consideration for the services to be provided by HFG under the terms of this Agreement, HFG shall be entitled to receive from the Company a fee of $ 225,000 (the “Fee”). The Company agrees to pay to HFG the amount of $10,000 for services that it will be required to perform advance of the Going Public Transaction. The balance of the Fee, or $215,000, less any other advances, shall be shall be immediately payable, via wire-transferred funds, upon the closing date of the Going Public Transaction.

In addition, the Company shall reimburse HFG for all documented expenses incurred by HFG personnel during the term of this Agreement. Prior to any incurrence of related expenses, HFG shall seek the Company’s permission. Reimbursement is to be made within 10 days of receipt of a written request for reimbursement.

5.                  Indemnification. The parties hereto shall indemnify each other to the extent provided for in this paragraph. Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement, nor for any loss or damage arising from the termination of this Agreement, for any cause whatsoever. In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct.

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6.                  Governing Law and Dispute Resolution. The laws of the State of Texas shall govern this Agreement. The Parties agree that any dispute, claim or controversy arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity thereof shall be finally settled by arbitration. The American Arbitration Association shall administer arbitration. The Arbitral Tribunal shall decide all issues based on the substantive laws of the State of Texas, without regard to conflict of laws principles. The Arbitral Tribunal will be composed of three arbitrators, with each party having the right to appoint one member. The first two appointees shall appoint the President of the Arbitral Tribunal. In case there is no agreement between the arbitrators as to the appointment of the President of the Arbitral Tribunal within the time frame established by AAA rules, the President of the Arbitral Tribunal shall be appointed as set forth by AAA rules. The parties shall bear the costs of the procedures, including the arbitrators’ fees, in the proportion to be determined by the Arbitral Tribunal or, in the absence of any such determination, the defeated party shall bear the costs of the procedures as well as reimburse the other party of all and any amounts disbursed pursuant to such arbitration proceeding, including but not limited to the arbitrators’ fees and any other amounts, costs and expenses. The arbitration shall be the exclusive method for resolution of any dispute, claim or controversy under this Agreement and the arbitration award shall be final, conclusive and binding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

HFG Capital Investments, LLC

By: _________________________________________
Kevin B. Halter, Jr., Manager

The Company:

Water Now, Inc.

By: _________________________________________
___________________________________
Its: ___________________________________

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